CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 18, 2006, relating to the financial statements and financial highlights which appears in the June 30, 2006 Annual Report to Shareholders of JPMorgan Multi-Manager Small Cap Growth Fund and JPMorgan Multi-Manager Small Cap Value Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
October 24, 2006